Exhibit 99.1

          CONTACT: Connie Hamblin          RELEASE: October 19, 2006
                   616) 772-1800

                      GENTEX REPORTS THIRD QUARTER RESULTS

         ZEELAND, Michigan, October 19, 2006 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the third quarter ended September 30, 2006. The Company also announced that it repurchased approximately 4.0 million shares during the third quarter of 2006 under a previously authorized and announced share repurchase plan.

         The Company's net sales increased by two percent from $138.1 million in the third quarter of 2005 to a record $141.3 million in the third quarter of 2006. Third quarter net income decreased by 13 percent to $24.3 million compared with $27.9 million in the third quarter last year. Earnings per diluted share were 17 cents in the third quarter of 2006 compared with 18 cents in the third quarter of 2005.

         For the first nine months of 2006, net sales increased by six percent to a record $422.7 million compared with $398.1 million in the first nine months of 2005. Net income for the first nine months of 2006 decreased by two percent to $77.9 million compared with $79.9 million in the first nine months of 2005. Earnings per diluted share were 52 cents for the first nine months of 2006 compared with 51 cents for the same prior-year period.

         Excluding the impact of stock option expensing, the Company's net income would have decreased by eight percent to $25.6 million in the third quarter of 2006 compared to the third quarter of 2005, and earnings per diluted share for those same periods would have been flat at 18 cents. Net income, excluding the impact of stock option expensing, would have increased by two percent for the first nine months of 2006 compared to the same period last year to $81.5 million, and earnings per diluted share would have been 54 cents. Stock option expensing did not impact the Company's income statement for the third quarter and first nine months of 2005, but was disclosed in a footnote to the financial statements.

         "While we did well in a difficult operating environment, we do wish that we could have posted better numbers in the third quarter, and still believe that we have significant new opportunities in the future," said Gentex Chairman and Chief Executive Officer Fred Bauer. "Mirror unit shipments for the third quarter of 2006 increased just slightly compared to the same period in 2005, mostly because of stronger unit shipments to automakers headquartered outside North America that offset domestic production cuts. The stronger unit shipments to automakers headquartered offshore have been camouflaged by those domestic production cuts recently, but as we look to the future and further diversify our customer base in the automotive industry, that will hopefully become less of an issue."

         Bauer added that he does expect the economy and North American auto industry to improve. "We believe that it's not a question of `if'. . . it's a question of "When."

         The Company also reported that it repurchased approximately 3,968,000 shares during the third quarter of 2006 at a cost of approximately $55.6 million. The Company has a share repurchase plan in place with authorization to repurchase up to 24 million shares of the Company's stock (including the May and August 2006 Board of Directors' authorizations to repurchase a total of an additional 16 million shares). As of the end of the third quarter of 2006, including the prior share repurchases in 2003, 2005 and 2006, the Company has repurchased approximately 16.3 million shares, leaving approximately 7.7 million shares authorized to be repurchased under the plan.

         "We continue to see improvements in our manufacturing yields and expect that process to continue as we make our way up the learning curve and our volumes increase on our lines," said Enoch Jen, the Company's Senior Vice President and Chief Financial Officer. "We currently expect unit shipment growth in the fourth quarter to increase by approximately five percent compared with the fourth quarter of 2005. The expectation of five percent unit shipment growth in the fourth quarter is at the lower end of the range of our previous guidance, but it now reflects the significant North American light vehicle production cuts that have previously been announced for the fourth quarter."

         The unit shipment estimates provided by the Company for the 2006 fourth quarter are based on an eight percent decline in light vehicle production forecasts of CSM Worldwide for North America, and slight increases in those forecasts for Europe, Japan and Korea.

         Automotive revenues increased by three percent to $135.1 million in the third quarter of 2006 compared with the same period last year, and increased by six percent to $404.4 million for the first nine months of 2006 compared to the same period last year. Fire Protection revenues decreased by four percent to $6.2 million for the third quarter of 2006 compared with the third quarter of 2005, and were flat at $18.3 million for the first nine months of 2006, compared with the same period in 2005.

         Total auto-dimming mirror unit shipments in the third quarter were approximately 3.2 million, an increase of about 1/2 of one percent over the same period last year. Auto-dimming mirror unit shipments increased by seven percent to 10.0 million for the first nine months of 2006 compared to the first nine months of 2005.

         Auto-dimming mirror unit shipments to customers in North America decreased by eight percent to approximately 1.4 million in the third quarter of 2006 compared with the same quarter last year. North American light vehicle production declined by nine percent in the third quarter of 2006 compared with the same period in 2005. For the first nine months of 2006, auto-dimming mirror unit shipments to customers in North America increased by three percent to approximately 4.6 million compared with the same period last year. North American light vehicle production decreased by one percent for the first nine months of 2006 compared with the same period in 2005.

         Unit shipments to offshore customers increased by eight percent to approximately 1.8 million in the third quarter of 2006 compared with the same period in 2005. Light vehicle production in Europe was flat in the third quarter of 2006 and increased by three percent for Japan and Korea in that same period, compared with the same prior year periods. For the first nine months of 2006, unit shipments to offshore customers increased by 11 percent to approximately
5.4 million, compared with the same period in 2005. Light vehicle production in Europe increased by two percent in the first nine months of 2006 and increased by four percent for Japan and Korea in that same period, compared with the same prior year periods.

Non-GAAP Financial Measure
--------------------------

         The financial information provided, including earnings, is in accordance with GAAP. Still, the Company believes it is useful to provide non-GAAP earnings to exclude the effect of FAS 123(R). This non-GAAP financial measure allows investors to evaluate current performance in relation to historic performance without considering this non-cash charge.

         The Company's management uses this non-GAAP information internally to help assess performance in the current period versus prior periods. Disclosure of non-GAAP earnings to exclude the effect of FAS 123(R) has economic substance because the excluded expenses do not represent current or future cash expenditures.

         A reconciliation of non-GAAP earnings, to exclude the effect of FAS 123(R), to GAAP earnings can be found in the attached financial table. The use of non-GAAP earnings is intended to supplement, not to replace, presentation of GAAP earnings. Like all non-GAAP financial measures, non-GAAP earnings are subject to inherent limitations because all of the expenses required by GAAP are not included. The limitations are compensated by the fact that non-GAAP earnings are not relied on exclusively, but are used to simply supplement GAAP earnings.

Safe Harbor Statement
---------------------

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expenses on earnings, the ability to leverage fixed manufacturing overhead costs, unit shipment growth rates and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Third Quarter Conference Call
-----------------------------

         A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 am. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company
-----------------

         Founded in 1974, Gentex Corporation (Nasdaq Global Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                        (unaudited)
                                                  Three Months Ended                  Nine Months Ended
                                                     September 30,                       September 30,
                                           --------------------------------    --------------------------------
                                                2006              2005              2006              2005
                                           --------------    --------------    --------------    --------------
Net Sales                                  $  141,265,647    $  138,114,897    $  422,677,471    $  398,141,062

Costs and Expenses
  Cost of Goods Sold                           93,387,125        86,918,447       275,669,763       249,326,226
  Engineering, Research & Development          10,536,334         9,140,231        30,658,131        25,916,046
  Selling, General & Administrative             7,737,384         6,762,837        23,041,411        20,613,966
  Other Expense (Income)                       (6,103,269)       (5,489,437)      (20,769,939)      (14,373,015)
                                           --------------    --------------    --------------    --------------
Total Costs and Expenses                      105,557,574        97,332,078       308,599,366       281,483,223
                                           --------------    --------------    --------------    --------------

Income Before Provision for Income Taxes       35,708,073        40,782,819       114,078,105       116,657,839

Provision for Income Taxes                     11,370,152        12,847,000        36,133,077        36,748,000
                                           --------------    --------------    --------------    --------------
Net Income                                 $   24,337,921    $   27,935,819    $   77,945,028    $   79,909,839
                                           ==============    ==============    ==============    ==============

Earnings Per Share
  Basic                                    $         0.17    $         0.18    $         0.52    $         0.51
  Diluted                                  $         0.17    $         0.18    $         0.52    $         0.51
Weighted Average Shares:
  Basic                                       144,879,673       155,817,978       149,871,596       155,545,871
  Diluted                                     145,092,084       157,458,416       150,441,525       157,137,065

Cash Dividends Declared per Share          $        0.095    $        0.090    $        0.275    $        0.260

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 (unaudited)
                                                Sept 30, 2006    Dec 31, 2005
                                               --------------   --------------
ASSETS
Cash and Short-Term Investments                $  333,066,565   $  507,013,621
Other Current Assets                              126,915,518      111,973,906
                                               --------------   --------------

Total Current Assets                              459,982,083      618,987,527

Plant and Equipment - Net                         183,664,510      164,030,341
Long-Term Investments and Other Assets            143,074,408      139,627,934
                                               --------------   --------------
Total Assets                                   $  786,721,001   $  922,645,802
                                               ==============   ==============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                            $   70,448,610   $   58,088,259
Long-Term Debt                                              0                0
Deferred Income Taxes                              22,888,034       22,962,168
Shareholders' Investment                          693,384,357      841,595,375
                                               --------------   --------------
Total Liabilities & Shareholders' Investment   $  786,721,001   $  922,645,802
                                               ==============   ==============

                       GENTEX CORPORATION AND SUBSIDIARIES
                       STATEMENTS OF INCOME RECONCILIATION
                          NON-GAAP MEASUREMENT TO GAAP

                                                         (unaudited)                      (unaudited)
                                            Three Months Ended September 30, 2006
                                       -----------------------------------------------

                                                                          (Non-GAAP                         GAAP      Non-GAAP
                                                            Stock         Excluding                       2006 vs.    2006 vs.
                                                           Option        Stock Option     Quarter Ended    2005 %      2005 %
                                            GAAP           Expense         Expense)          9/30/05       Change      Change
                                       --------------   -------------   --------------   --------------   --------    --------
Net Sales                              $  141,265,647   $           0   $  141,265,647   $  138,114,897        2.3%        2.3%

Costs and Expenses
  Cost of Goods Sold                       93,387,125        (565,696)      92,821,429       86,918,447        7.4%        6.8%
  Engineering, Research & Development      10,536,334        (604,667)       9,931,667        9,140,231       15.3%        8.7%
  Selling, General & Administrative         7,737,384        (636,647)       7,100,737        6,762,837       14.4%        5.0%
  Other Expense (Income)                   (6,103,269)              0       (6,103,269)      (5,489,437)      11.2%       11.2%
                                       --------------   -------------   --------------   --------------
Total Costs and Expenses                  105,557,574      (1,807,010)     103,750,564       97,332,078        8.5%        6.6%
                                       --------------   -------------   --------------   --------------

Income Before Provision
 for Income Taxes                          35,708,073       1,807,010       37,515,083       40,782,819      (12.4)%      (8.0)%

Provision for Income Taxes                 11,370,152         540,848       11,911,000       12,847,000      (11.5)%      (7.3)%
                                       --------------   -------------   --------------   --------------

Net Income                                 24,337,921       1,266,162       25,604,083       27,935,819      (12.9)%      (8.3)%
                                       ==============   =============   ==============   ==============


                                            Nine Months Ended September 30, 2006
                                       -----------------------------------------------

                                                                          (Non-GAAP                         GAAP      Non-GAAP
                                                            Stock         Excluding                       2006 vs.    2006 vs.
                                                           Option        Stock Option                      2005 %      2005 %
                                            GAAP           Expense         Expense)        YTD 9/30/05     Change      Change
                                       --------------   -------------   --------------   --------------   --------    --------
Net Sales                              $  422,677,471   $           0   $  422,677,471   $  398,141,062        6.2%        6.2%

Costs and Expenses
  Cost of Goods Sold                      275,669,763      (1,683,057)     273,986,706      249,326,226       10.6%        9.9%
  Engineering, Research & Development      30,658,131      (1,881,448)      28,776,683       25,916,046       18.3%       11.0%
  Selling, General & Administrative        23,041,411      (1,712,395)      21,329,016       20,613,966       11.8%        3.5%
  Other Expense (Income)                  (20,769,939)              0      (20,769,939)     (14,373,015)      44.5%       44.5%
                                       --------------   -------------   --------------   --------------
Total Costs and Expenses                  308,599,366      (5,276,900)     303,322,466      281,483,223        9.6%        7.8%
                                       --------------   -------------   --------------   --------------

Income Before Provision
 for Income Taxes                         114,078,105       5,276,900      119,355,005      116,657,839       (2.2)%       2.3%

Provision for Income Taxes                 36,133,077       1,762,923       37,896,000       36,748,000       (1.7)%       3.1%
                                       --------------   -------------   --------------   --------------

Net Income                                 77,945,028       3,513,977       81,459,005       79,909,839       (2.5)%       1.9%
                                       ==============   =============   ==============   ==============

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                THIRD QUARTER ENDED                   NINE MONTHS ENDED
                                   SEPTEMBER 30,                        SEPTEMBER 30,
                         ---------------------------------    ---------------------------------
                           2006        2005       % CHANGE      2006        2005       % CHANGE
                         ---------   ---------   ---------    ---------   ---------   ---------
Domestic Interior              978       1,032         -5%        3,207       3,111           3%
Domestic Exterior              421         492        -14%        1,387       1,351           3%
Total Domestic Units         1,399       1,524         -8%        4,594       4,462           3%

Foreign Interior             1,248       1,197           4%       3,808       3,527           8%
Foreign Exterior               563         477          18%       1,608       1,334          21%
Total Foreign Units          1,811       1,674           8%       5,416       4,861          11%

Total Interior Mirrors       2,226       2,229        Flat        7,015       6,638           6%
Total Exterior Mirrors         984         969           2%       2,995       2,685          12%
Total Mirror Units           3,210       3,198         0.4%      10,010       9,323           7%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.